Contact: Beth Sanders	EXHIBIT 99.1
Executive Vice President & CFO
Telephone: (909) 798-3611
FAX: (909) 798-1872
e-mail: bsanders@1stcent.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

1st Centennial Bancorp Announces Change in President and CEO

REDLANDS, Calif., October 14, 2004 — 1st Centennial Bancorp (OTC Bulletin Board: FCEN) (“1st Centennial”), parent company of 1st Centennial Bank, today announced that Thomas E. Vessey, Executive Vice President and Chief Credit Officer, has been appointed to serve as acting President and Chief Executive Officer of both the Bank and the holding company effective immediately.

Mr. Vessey will be succeeding Timothy P. Walbridge, who resigned as President, Chief Executive Officer and director of the bank and the holding company yesterday. Mr. Walbridge, whose contract was due to expire on November 30, 2004, plans to open a new bank in the southern California area. Mr. Walbridge commented: “I’ve decided I want to start my own bank, from the ground floor up, a new, de novo banking franchise. This remains the one ‘thing’, if you will, that I’ve honestly never done in the community banking arena before. If I’m ever going to do it, it’s sort of ‘now or never.’” Patrick J. Meyer, Chairman of the Board, said, “We all agreed that it was best for Tim to be free to pursue his plans for the new banking operation and that he be released from his duties to 1st Centennial at this time. We greatly appreciate his contributions and service to the company over the past several years and wish him all the best in his new endeavor.”

1st Centennial recently surpassed the $350 million in assets mark and is scheduled to open its fifth full service branch office, to be located in Irwindale, by the end of this year. Plans are also underway to open an additional branch office in Murrieta during 2005. Mr. Meyer stated: “We feel we are well positioned to take the Company to the next level, and we have formed a search committee to find exactly the right person to help us do that.” The search committee is actively seeking potential qualified candidates. Until such time as a permanent President and Chief Executive Officer has been appointed, Mr. Vessey will act in these capacities.

“We are extremely fortunate to have a person of Tom’s talent and experience to lead our management team during this transition period,” Meyer continued. “Tom has done a terrific job as Chief Credit Officer since he joined us in March 2002 and he has more than 41 years of banking experience. We have complete confidence in his ability to provide the expertise needed to guide the company for as long as necessary.”

Mr. Vessey has served as Executive Vice President and Chief Credit Officer of 1st Centennial Bank since March 26, 2002. Previously, he served as Senior Vice President and Senior Credit Officer of Wells Fargo Bank from March 2001 to March 2002; and as Executive Vice President and Senior Credit Officer of First Security Bank of California in Covina since 1996.

1st Centennial Bank operates full-service branches in Redlands, Brea, Escondido and Palm Desert, and plans to open additional branch offices in Irwindale and Murrieta in late 2004 and in 2005, respectively. The Bank also operates a Real Estate/Construction loan production office in Redlands, and SBA and Religious Lending Divisions in Brea.

This release contains forward-looking statements that reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.